Response to Item 77I

Eaton Vance National Limited Maturity Municipal
Income Fund
The Fund converted its Class B shares to Class A shares on July 24, 2015. The terms of Class A shares are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.